Exhibit 99.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), is made as of this 3rd day of May, 2018, between FVCBankcorp, Inc., a Virginia corporation (“FVCB”), and the shareholder of Colombo Bank, a Maryland chartered commercial bank (“Colombo”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of Colombo (the “Shareholder”).

WHEREAS, FVCB, FVCbank, a Virginia chartered commercial bank and the wholly owned subsidiary of FVCB (“FVCbank”) and Colombo have entered into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), pursuant to which Colombo will be merged with and into FVCbank, and each share of Colombo Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement; and

WHEREAS, the Shareholder owns, or has or shares the right to vote or direct the voting of, the number of shares of Colombo Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns, or possesses the power to dispose of or to direct the disposition of the Covered Shares; and

WHEREAS, as a material inducement for FVCB to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows:  That he/she is now, and at all times until the termination of this Agreement in accordance with the provisions of Section 2(d) hereof (the “Termination”), will be, the owner, of record or beneficially, or has or shares, and will have or share the right to vote or direct the voting of the Covered Shares, and has or shares, and will have or share the power to dispose of or direct the disposition of the Covered Shares. Shareholder has, and through the Termination will continue to have or share the right and power to vote and/or dispose of, or to direct the voting or disposition of all of the Covered Shares. Shareholder’s right to vote the Covered Shares has not been restricted, limited or eliminated as a result of the operation of any provision of the articles or certificate of incorporation or bylaws of Colombo, or any provision of law, including and “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition”, “scaled voting,” or similar laws or regulations. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder.  (a) Shareholder agrees that he/she shall vote, or cause to be voted, the shares of Colombo Common Stock set forth on the signature page hereto in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), and against any merger, consolidation, share exchange, business combination, sale of all or substantially all assets, or other extraordinary corporate transaction involving Colombo.

(b)  Shareholder agrees that until the Termination, that he/she shall not, without the prior written consent of FVCB, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in (after the date hereof) or otherwise dispose of or encumber any of the Covered Shares. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(c)  Shareholder agrees that until the Termination, he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Colombo Common Stock, or any officer, employee or director of Colombo to, solicit from any third party any inquiries or proposals relating to the disposition of Colombo’s business or assets, or the acquisition of Colombo’s voting securities, or the merger of Colombo with any person other than FVCbank or any FVCB subsidiary, or except as provided in Section 6.11 of the Merger

Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d)  This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement in accordance with its terms; or (b) the Effective Time of the Merger.

3.  Additional Shares.  Notwithstanding anything to the contrary contained herein, this Agreement shall apply to the Covered Shares and all such shares of Colombo Common Stock which Shareholder may hereafter acquire.

4.                                      Prohibited Purchases or Sales.  The undersigned acknowledges that under Section 6.16 of the Merger Agreement, Colombo, its subsidiaries, directors and executive officers may not purchase or sell on the OTCQX or NASDAQ, or submit a bid to purchase or an offer to sell on the OTCQX or NASDAQ, directly or indirectly, any shares of FVCB Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of FVCB Common Stock during the Price Determination Period. The undersigned agrees that he/she shall comply with such prohibition.

5.  Governing Law.  This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6.  Specific Performance.  Shareholder acknowledges and agrees that the failure of Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to FVCB, for which there may be no adequate remedy at law.  FVCB shall be entitled, in addition to any other remedies or rights which it may have, to specific performance of this Agreement, without the posting of any bond, if Shareholder shall fail or refuse to perform his/her obligations hereunder.

7.  Assignment; Successors.  This Agreement may not be assigned by Shareholder without the prior written consent of FVCB.  The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

8.  Scope of Agreement.  The parties hereto acknowledge and agree that this Agreement shall not confer upon FVCbank any right or ability to acquire the shares of Colombo Common Stock other than in connection with the Merger.  The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his/her capacity as a director or officer of Colombo, but only in his/her capacity as a holder of shares of the Covered Shares.

9. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction

10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12. Defined Terms.  Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

FVCBANKCORP, INC.

By:
Name: David W. Pijor
Title: Chairman and Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has or shares:

Voting Power:

Dispositive Power:

[Signature Page to Support Agreement]